UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) March 27, 2026
Cintas Corporation
(Exact name of registrant as specified in charter)

Washington	0-11399	31-1188630
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6800 Cintas Boulevard, P.O. Box 625737,
Cincinnati,	Ohio	45262-5737
(Address of Principal Executive Offices)		(Zip Code)
Registrant's telephone number, including area code: (513) 459-1200
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, no par value	CTAS	The NASDAQ Stock Market LLC
(NASDAQ Global Select Market)
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Entry into Credit Agreement
On March 27, 2026, Cintas Corporation No. 2 (“Cintas No. 2”), a Nevada corporation and wholly-owned subsidiary of Cintas Corporation, a Washington corporation (the “Corporation”), entered into a $2.0 billion revolving credit facility (the “Revolving Credit Facility”), which contains a letter of credit sub-facility of up to $300.0 million and a swing line sub-facility of up to $150.0 million pursuant to the terms and conditions of a Credit Agreement (the “Credit Agreement”) among Cintas No. 2, the lenders party thereto and KeyBank National Association, as Administrative Agent. The Credit Agreement provides Cintas No. 2 the ability to request increases in revolving commitments under the Revolving Credit Facility or new term loan facilities of up to $1.0 billion in the aggregate, subject to customary conditions.

The Revolving Credit Facility matures on March 27, 2031. Each swing loan made through the swing line sub-facility (a “Swing Loan”) has a maturity date of the earlier of (a) 15 days after the date such loan is made and (b) March 27, 2031. The obligations of Cintas No. 2 under the Revolving Credit Facility have been guaranteed by the Corporation and certain of the Corporation’s material domestic subsidiaries (collectively, the “Guarantors”). The interest rate per annum applicable to loans under the Revolving Credit Facility, will be, in the case of a Swing Loan, the Base Rate (as defined in the Credit Agreement), or, in the case of all other loans made under the Revolving Credit Facility and at Cintas No. 2’s option, equal to either (i) the relevant Term SOFR rate for the selected interest rate period plus an applicable margin of between 70 basis points and 114 basis points (as determined pursuant to the Credit Agreement) or (ii) the Base Rate.

The Credit Agreement contains customary covenants, including covenants that limit the ability of Cintas No. 2, the Corporation and the other Guarantors to, among other things (i) incur or suffer to exist certain liens and (ii) consolidate, merge, or sell substantially all of its assets. In addition, the Credit Agreement contains a financial covenant that requires the Corporation to maintain a leverage ratio of consolidated indebtedness to consolidated EBITDA of no more than 3.50 to 1.00 (which may be increased to 4.00 to 1.00 for four quarters in connection with certain material acquisitions). The Credit Agreement contains customary events of default. Upon the occurrence and during the continuance of an event of default, the commitments of the lenders may be terminated and all outstanding obligations of the loan parties under the Revolving Credit Facility may be declared immediately due and payable.

Certain of the agents and the lenders under the Credit Agreement have in the past provided, are currently providing and may in the future provide advisory and lending services to, or engage in transactions with, the Corporation and its subsidiaries or affiliates (including through certain subsidiaries or affiliates of such agents and lenders). The agents and the lenders have received, and may in the future receive, customary compensation from the Corporation and its subsidiaries or affiliates for such services and in respect of such transactions.

The foregoing summary of the material terms and conditions of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by reference.

Item 1.02. Termination of a Material Definitive Agreement.
The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 1.02.

Termination of Existing Credit Agreement
In connection with the entry into the Credit Agreement as described in Item 1.01 above, on March 27, 2026, Cintas No. 2 terminated all commitments and repaid all obligations under its existing Third Amended and Restated Credit Agreement, dated as of March 23, 2022 (as amended, restated, supplemented or otherwise modified from time to time prior to such date, the “Existing Credit Agreement”), by and among Cintas No. 2, the lenders party thereto and KeyBank National Association, as Administrative Agent.
Upon the termination of the Existing Credit Agreement, all of the obligations under the Existing Credit Agreement were terminated.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d)Exhibits.

Exhibit Number	Description
10.1	Credit Agreement, dated as of March 27, 2026, among Cintas Corporation No.2, the Lenders party thereto and KeyBank National Association, as Administrative Agent.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CINTAS CORPORATION

Date:	March 31, 2026	By:	/s/ Scott A. Garula
Scott A. Garula
Executive Vice President and Chief Financial Officer